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                                                                  EXHIBIT 99.1

KV PHARMACEUTICAL COMPANY

                                        CONTACT:
                                        CATHERINE M. BIFFIGNANI
                                        VICE PRESIDENT, INVESTOR RELATIONS
                                        314-645-6600

                                           [KV PHARMACEUTICAL logo]



FOR IMMEDIATE RELEASE

             KV PHARMACEUTICAL COMPANY ANNOUNCES APPROVAL FOR THE
               50 MG STRENGTH OF GENERIC VERSION OF TOPROL-XL(R)

     KV IS NOW OFFERING THE COMPLETE LINE OF ALL FOUR DOSAGE STRENGTHS OF
             GENERIC METOPROLOL SUCCINATE EXTENDED-RELEASE TABLETS
                    FOLLOWING APPROVAL OF THE 50 MG TABLET

St. Louis, MO, May 15, 2008 - KV Pharmaceutical Company (NYSE: KVa/KVb), a fully integrated specialty pharmaceutical company that develops, manufactures, acquires and markets technology-differentiated branded products and generic/non-branded prescription pharmaceuticals, announced today that it has received final approval from the U.S. Food and Drug Administration (FDA) of its Abbreviated New Drug Application (ANDA) to market its 50 mg strength of metoprolol succinate extended-release tablets. The Company expects to begin shipping immediately. This product is a generic version of AstraZeneca's branded product, Toprol-XL(R) and the 50 mg strength recorded total branded and generic dollar volume in 2007 of $585 million according to IMS America. The 50 mg strength is the largest of the four strengths in both units sold and dollar volume.

As a result of the 50 mg approval, KV is now offering the complete line of all four dosage strengths of metoprolol succinate extended-release tablets - 200 mg, 100 mg, 50 mg and 25 mg. KV currently has a 77.8% and 77.4% market share for the 200 mg and 100 mg strengths, respectively. Based on the Company's first-to-file status on its ANDA for these two strengths, KV was accorded the benefit of a 180-day generic exclusivity period for the marketing of these two dosage strengths. Even though KV was not granted an exclusivity period for the 50 mg or 25 mg dosage strengths, the Company currently has a 23.5% market share for the 25 mg strength which was only approved by the FDA on March 20, 2008.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer of KV Pharmaceutical stated, "Following today's approval, KV is now able to offer all four dosage strengths of metoprolol succinate extended-release tablets. We have achieved remarkable results marketing the 100 mg and 200 mg strengths of metoprolol succinate extended-release tablets and have demonstrated success marketing the 25 mg strength since we began shipping in March. With the 50 mg dosage


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strength now available, we expect the complete product line to continue to be a solid contributor to our growth in fiscal 2009 and beyond."

Metoprolol succinate extended-release tablets are indicated for the treatment of hypertension used alone or in combination with other antihypertensive agents, for the long-term treatment of angina pectoris and for the treatment of stable, symptomatic (NYHA Class II or III) heart failure of ischemic, hypertensive, or cardiomyopathic origin.

ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its branded prescription pharmaceutical subsidiary.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipates", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, product launches, regulatory approvals, market position, market share increases, acquisitions, revenues, expenditures and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors, which among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials and/or products manufactured for the Company


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under contract manufacturing arrangements with third parties; (8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9) fluctuations in revenues; (10) the difficulty of predicting international regulatory approval, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; (14) completion of the Company's financial statements for the first, second and third quarters of fiscal 2008 and for the full fiscal year ended March 31, 2008; (15) actions by the Securities and Exchange Commission and the Internal Revenue Service with respect to the Company's stock option grants and accounting practices; (16) the risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission; (17) actions by the NYSE Regulation, Inc. with respect to the continued listing of the Company's stock on the New York Stock Exchange; and (18) the impact on the magnitude of the market opportunity for the 50 mg strength of metoprolol succinate extended-release tablets by our and other generic entry.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this release.